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                                                                   EXHIBIT 23.04


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
VeriSign, Inc.:

We consent to incorporation herein by reference of our report dated January 31, 2000, relating to the financial position of Thawte Holdings (Pty.) Ltd., Thawte Consulting (Pty) Ltd. and Thawte USA, Inc. as of February 28, 1999 and 1998, and the combined results of their operations and their cash flows for each of the years in the two-year period ended February 28, 1999, which report appears in current report on Form 8-K/A of VeriSign, Inc. filed on March 10, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.


                                                                  /s/ KPMG, Inc.

Cape Town, South Africa
March 10, 2000